SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2012

BENEFICIAL MUTUAL BANCORP, INC.

(Exact Name of Registrant as Specified in Its Charter)

United States	1-33476	56-2480744
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

510 Walnut Street, Philadelphia, Pennsylvania 19106

(Address of principal executive offices) (Zip Code)

(215) 864-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Beneficial Mutual Bancorp, Inc. (“Beneficial”) (NASDAQGS: BNCL), the parent company of Beneficial Bank (the “Bank” or the “Company”), today announced the completion of the rebranding and systems integration of the SE Financial Corp transaction.

In connection with the SE Financial acquisition, Pamela Cyr, former President & CEO of SE Financial has joined Beneficial Mutual Bancorp and was named Executive Vice President and Chief Retail Banking Officer of Beneficial Mutual Bancorp, Inc. (the “Company”) and Beneficial Bank (the “Bank”). On June 4, 2012, Denise Kassekert, Executive Vice President and Chief Retail Banking Officer of Beneficial Mutual Bancorp, Inc. (the “Company”) and Beneficial Bank (the “Bank”), announced that she was leaving the employ of the Company as of June 15, 2012 (“Separation Date”).

(c) In connection with Ms. Kassekert’s departure, the Company and Ms. Kassekert entered into a Separation Agreement, pursuant to which Ms. Kassekert’s employment agreements with the Company and the Bank were each terminated. Under the Separation Agreement, Ms. Kassekert will receive payments, ratably over a two year period in accordance with Ms. Kassekert’s regular payroll schedule, as well as a separation payment, in the total gross amount of $666,900, less normal withholdings, and the continuation of health, life and dental insurance for a period of twenty-four months. The Separation Agreement also provides that during the period June 16, 2012 through June 15, 2013, Ms. Kassekert will not compete with or interfere with relationships of the Company and/or Bank. Further, under the Separation Agreement, Ms. Kassekert releases the Company and Bank from any claims or damages.

Item 8.01 Other Events

On June 8, 2012, the Company issued a press release disclosing Ms. Kassekert’s departure and the appointment of Pamela Cyr to Executive Vice President and Chief Retail Banking Officer. A copy of the press release is attached to this Report as Exhibit 99.1 and is incorporated into this Item 8.01 by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Number	Description

10.1	Separation Agreement Between Beneficial Mutual Bancorp, Inc., Beneficial Mutual Savings Bank and Denise Kassekert

99.1	Press Release dated June 8, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

BENEFICIAL MUTUAL BANCORP, INC.

Date: June 8, 2012	By:	/s/ Gerard P. Cuddy
Gerard P. Cuddy
President and Chief Executive Officer